Sun
Bancorp, Inc.




News Release
For Immediate Release

Contact: Dan Chila, EVP, Chief Financial Officer (856) 691-7700 Christine Irving (856) 690-4372

          Sun Bancorp Reports Successful Deposit Campaign Resulting in
                Approximately $200 Million in New Deposits and a
                 Significant Increase in New Households Acquired

Our mission is uncompromising...
                ...to be the Premier Community Bank in every community we serve

VINELAND, NJ, June 15, 2005 - Sun Bancorp, Inc. (Nasdaq:SNBC) today reported that it attracted approximately $200 million in new deposits and realized a 130 percent increase in the number of new households acquired in the month of May, as compared to the monthly average of the first four months of 2005. These results come at the close of a four-week deposit campaign, which was started in early May. The campaign was aimed at reaching new customers and enhancing existing product relationships with existing households throughout the bank's entire 73- branch network.

"The results of this campaign exceeded our expectations and is by all measures a huge success," said Thomas A. Bracken, chief executive officer of Sun Bancorp. "This is our first major unified retail promotion as we intensify our focus on the retail side of our bank. Our people worked very effectively in a short window of time and have created significant ongoing opportunities to sell more of our products into the new households."


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Sun Bancorp Successful Deposit Campaign - page two


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"Of course, the better-than-expected success of the deposit offering will have a negative impact on our net interest margin for the upcoming quarter, which we anticipate will be a decline in the range of 10 to 15 basis points over the prior quarter," Bracken added. "We view this as a short- term opportunity cost to Sun Bancorp, coming during a period of predicted continuing rising rates that we believe is fair and consistent with our strategic intention to manage the institution for longer-term returns."

"We have been intensifying our focus on re-inventing the retail side of our bank to complement similar successful initiatives that have already been done throughout the commercial banking business lines," said Bracken. "During the past 24 months, we successfully completed our branch rationalization program to improve profitability, and we upgraded our systems and successfully integrated two mergers. Now we've empowered our people and created a very competitive suite of products and services that will be well received in the marketplace."

Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 73 Community Banking Centers in Southern and Central NJ, Philadelphia, PA, and New Castle County, DE. The bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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